Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (on Form S-1) of OppFi Inc. of our report dated February 27, 2021, except as to segment reporting discussion in Note 1, addition of Note 14 and amendment to Note 15, which are as of July 26, 2021 relating, to the consolidated financial statements of Opportunity Financial, LLC and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Raleigh, North Carolina

August 10, 2021